Exhibit 99.2

Bio-Techne Declares Dividend

MINNEAPOLIS, May 6, 2026/PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) announced that its Board of Directors has decided to pay a dividend of $0.08 per share for the quarter ended March 31, 2026. The quarterly dividend will be payable May 29, 2026, to all common shareholders of record on May 18, 2026. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company headquartered in Minnesota, celebrating 50 years of empowering scientific and diagnostic communities to reach better answers. The company provides high-quality reagents, analytical instruments, and precision diagnostics.  Its portfolio is organized into three customer-focused brands: R&D Systems™, Bio-Techne Spatial™, and Bio-Techne Diagnostics™, reflecting the scientific journey from discovery to translational research to clinical decision-making. Bio-Techne operates in 34 locations worldwide and employs approximately 3,100 people. In fiscal year 2025, the company generated over $1.2 billion in net sales.  Its more than 500,000 products are used globally by academic researchers, biopharmaceutical and biotechnology companies, and clinical diagnostic laboratories. For more information on Bio-Techne and its brands, please visit www.bio-techne.com or follow the company on social media at LinkedIn, X, or YouTube.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward looking statements in this press release include statements regarding potential future repurchase of Bio-Techne common stock. The following important factors, among others, have affected and, in the future, could affect the Company's actual results and future share price: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416